EXHIBIT 6.3

ROCF II Series,

a series of Red Oak Capital Fund Series, LLC

Relating to

Offer to Exchange

9.5% Senior Secured Bonds due 2028 (“New Bonds”)

CUSIP No. 75679F AA6

for all outstanding

8.5% Senior Secured Bonds (Series B Bonds) due 2024 originally

Issued by Red Oak Capital Fund II, LLC (“Old Bonds”)

CUSIP No. 756787 AB3

The exchange offer and withdrawal rights will expire at 5:00 P.M., New York City time, on June 28, 2024, unless extended by ROCF II Series, a series of Red Oak Capital Fund Series, LLC.

To Our Clients:

Enclosed for your consideration is the exchange circular, dated April 19, 2024 (as it may be amended or supplemented, the “exchange circular”) and a form of letter of transmittal (as it may be amended or supplemented, the “letter of transmittal”) relating to the exchange offer (the “exchange offer”) made by ROCF II Series, a series of Red Oak Capital Fund Series, LLC (the “Company”) to holders of Old Bonds to tender for exchange any Old Bonds for New Bonds.

The Company is inviting holders of Old Bonds to tender for exchange Old Bonds for New Bonds upon the terms and subject to the conditions set forth in the exchange circular. The exchange offer is not conditioned on any minimum number of Old Bonds being tendered but is subject to certain other conditions. See “The Exchange Offer-Conditions to the Exchange Offer” in the exchange circular.

This material relating to the exchange offer is being forwarded to you as the beneficial owner of Old Bonds held by us for your account or benefit but not registered in your name. A tender of any Old Bonds may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Old Bonds registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Old Bonds pursuant to the exchange offer.

Accordingly, we request instructions as to whether you wish to tender any or all Old Bonds held by us for your account. You should read carefully the exchange circular, the letter of transmittal and the other materials provided herewith before instructing us to tender your Old Bonds.

The terms of the New Bonds and of the Old Bonds are more fully described in the exchange circular. The terms of the New Bonds are similar to the terms of the Old Bonds, but will differ in the following ways:

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Interest Rate. Old Bonds bears interest at a rate equal to 8.5% per year, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year. New Bonds will bear interest at a rate equal to 9.5% per year, payable quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year.

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Term. Old Bonds will mature August 1, 2024, subject to the Company’s right to extend six months for orderly liquidation of assets (see below) for repayment, which it intends to exercise. The New Bonds will mature four years from the date on which they are issued, which we expect to occur on July 1, 2024.

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Third Party Debt Covenant. The indenture governing Old Bonds limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. The indenture governing New Bonds will not have the 25% Debt Covenant.

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Redemptions at the request of the holder.  The Old Bonds allowed holders to request redemption after January 1, 2021.  For redemption requests after that date but prior to January 1, 2023, the redemption price was $880 per Old Bond plus accrued but unpaid interest.  For redemption requests on or after January 1, 2023, the redemption price was $900 per Old Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder, the redemption price was $1,000 per Old Bond plus accrued and unpaid interest.  The New Bonds will be redeemable at the election of the Bondholder commencing on the third anniversary of the date of issuance of the New Bonds, which is expected to occur on July 1, 2024. For such redemption requests, the redemption price is $800 per New Bond plus accrued but unpaid interest. For redemption requests made as a result of death or disability of the holder of a New Bond, the redemption price is $900 per New Bond plus accrued and unpaid interest.

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Orderly Liquidation. At maturity, or if a holder of Old Bonds elects to be redeemed, the Company may, at its option, extend the maturity of the Old Bonds held by such holder (a “Maturity Extension Period”) for an additional six months to facilitate the Company’s redemption of those Old Bonds by providing written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.  The New Bonds provide for a Maturity Extension Period of twelve rather than six months..

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Old Bonds on your behalf in accordance with the provisions of the exchange offer. Please note that the exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on June 28, 2024, unless extended by the Company.

Your attention is directed to the following:

1.	The exchange offer is for any and all Old Bonds for New Bonds.

2.	The exchange offer is subject to certain conditions, which the Company may assert or waive, set forth in the exchange circular.

3.	There are differences between the New Bonds and the Old Bonds, which are more fully described in the exchange circular.

4.	Exchanging Old Bonds for New Bonds involves risks, which are more fully described in detail in the exchange circular.

If you wish to have us tender any or all of your Old Bonds held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears on the following page.

The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Bonds held by us and registered in our name for your account.

April 19, 2024

[INSTRUCTIONS APPEAR ON FOLLOWING PAGE]

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INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer of the Company with respect to the Old Bonds.

This will instruct you to tender the principal amount of Old Bonds indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the exchange circular dated April 19, 2024, and the letter of transmittal.

8.5% Senior Secured Bonds (Series B Bonds)

due 2024 originally issued by

Red Oak Capital Fund II, LLC

(CUSIP No. 756787 AB3)

which are to be tendered.

PRINCIPAL AMOUNT OF OLD BONDS TO BE TENDERED

$_________________

PLEASE SIGN BELOW: Signature(s)

Name(s) (Please Print)

______________________________________________________________________________________________________________________________________

Address

_______________________________________________________________________________________________________________________________________

Zip Code

________________________________________________________________________________________________________________________________________

Area Code and Telephone No.

________________________________________________________________________________________________________________________________________

Taxpayer Identification or Social Security No.

_________________________________________________________________________________________________________________________________________

My Account Number With You

_________________________________________________________________________________________________________________________________________

Date: _______________________________

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